EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between Grow Condos, Inc. (Grow Condos), along with its successors and/or assigns, (the “Company”) and Joann Z Cleckner (the “Employee”) is entered into and dated as of November 1, 2015 (the “Effective Date”).

A.    Employee currently serves as Chief Financial Officer of the Company.

B.    The Company and Employee desire to establish the terms and conditions of Employee’s employment with the Company and the compensation and benefits (if any) to be paid to Employee if his employment with the Company is terminated.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment. During the term of this Agreement, the Company shall employ Employee as Chief Financial Officer (CFO). Employee shall have such authority, responsibilities and duties as may from time to time be assigned by the Board of Directors and/or the Chief Executive Officer (CEO) of the Company. Employee agrees to serve the Company faithfully and to the best of Employee’s ability, and to devote Employee’s full business time, attention and efforts to the business and affairs of the Company. Employee will perform all of his responsibilities in compliance with all applicable laws and regulations, and he will endeavor to ensure that all Company operations comply with all applicable laws and regulations. Further, Employee will comply with all rules, policies and procedures of the Company as modified from time to time.

2.Compensation.

(A)Base Salary. During the term of this Agreement, the Company shall pay Employee a base salary at the annual rate of $150,000. The Company shall pay the annual base salary in equal pro rata installments on the Company’s regular payroll dates. The Company shall also withhold and deduct from such installment payments such amounts as are required under federal, state and local law to be withheld for income tax or Social Security withholding purposes.

(B)Benefits. Employee may participate in all benefit plans, retirement plans and fringe benefits which may be available from time to time to employees of Employee’s level of employment in accordance with the Company’s policies. Employee shall be entitled to up to four weeks of non-accountable vacation per year. Non-accountable means no amounts shall be accrued, no amounts shall be carried over and no amounts shall be due Employee upon termination of employment. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to or shall in any way restrict the right of the Company to amend, modify or terminate any of its benefits during the term of this Agreement or Employee’s employment with the Company.

(C)Incentive Compensation. Based on the Company’s successful financial performance and/or other applicable criteria, Employee shall be eligible to be paid an annual bonus as determined by the Board of Directors in its sole discretion.

(D)Stock Options. On December 18, 2014, the Company granted to Employee options to purchase up to 50,000 shares of the Company’s common stock, subject to the terms and conditions set forth in the Company’s Stock Option Plan. The options shall vest as follows: 16,667 options shall vest on December 18, 2015, 16,667 options shall vest on December 18, 2016, and 16,667 options shall vest on December 18, 2017, provided that Employee remains employed with the Company under this Agreement on the foregoing vesting dates.

                         (E)Other. Employee shall be paid a $600 monthly car allowance. In addition, the Company shall reimburse Employee’s reasonable monthly cell phone charges.

3.Term. The term of this Agreement shall begin on the Effective Date and end on April 26, 2019, unless earlier terminated pursuant to Section 4.

4.Termination.

(A)Termination by the Company for Cause. The Company may terminate this Agreement for Cause effective immediately upon notice to Employee of such termination. “Cause” means (i) material willful failure by Employee to meet objectives set by the Board of Directors and/or the CEO of the Company, (ii) material willful failure by Employee to perform Employee’s duties under this Agreement or comply with the directions of the Board of Directors or the CEO of the Company, (iii) malfeasance or gross negligence in the performance of Employee’s duties under this Agreement, (iv) Employee’s commission of (a) a felony, (b) material unethical business practice on the part of Employee in connection with the affairs of the Company or (c) a material breach of any of the provisions of this Agreement. Upon termination of this Agreement for Cause pursuant to this Section 4(A), the Company’s obligation to pay any amount to Employee, including but not limited to any base salary, incentive compensation, or any amount payable under any benefit plan or otherwise, shall immediately cease and the Company shall have no further obligation to Employee.

(B)Termination by the Company without Cause. The Company may terminate this Agreement without Cause, effective immediately upon notice to Employee. In the event of termination of this Agreement by the Company without Cause, and provided that Employee executes a general release of all claims in a form acceptable to the Company, the Company shall pay Employee severance compensation in the form of continuing payment of Employee’s base salary for a period of twelve (12) months following the date of termination or until Employee enters into an employment, consulting, or other business arrangement or relationship with another person/entity, whichever date is earlier. Employee understands and agrees that his receipt of severance compensation pursuant to this paragraph is expressly conditioned on his execution of a full and complete general release of claims in a form acceptable to Company. If Employee does not sign such a general release of claims, Employee shall not be entitled to receive any further compensation under the provisions of this Agreement after the date of termination. Any severance payment made under this Agreement will be paid according to Company’s normal payroll schedule and policies, except that the first payment (which will include all payments deferred pursuant to this clause) will be made on the 60th day following termination of this Agreement, provided that Employee executes and does not revoke the general release of claims and all rescission periods have expired by such 60th day.

(C)Termination upon Death or Disability. This Agreement shall terminate immediately upon Employee’s death or disability. For purposes of this Agreement, “Disability” means Employee’s inability to perform the essential functions, duties and responsibilities contemplated under this Agreement, with or without reasonable accommodation, for a period of more than one-hundred-eighty (180) consecutive days due to any physical or mental incapacity or impairment.

(D)Termination by Employee. Employee may terminate this Agreement by providing the Company with ninety (90) days advance written notice of his intention to terminate the Agreement and his employment with the Company.

(E)Termination by Mutual Agreement. The Company and Employee may terminate this Agreement at any time by mutual, written consent.

(F)Effect of Termination. Except in the case of possible severance compensation upon termination by the Company without Cause (as set forth in Section 4(B)), or termination after a Change of Control (as set forth in Section 5), in the event that Employee’s employment with the Company is terminated,

Employee shall be entitled only to such compensation, expense reimbursement, allowance or other remuneration as is due and owing to Employee as of the date of termination. Without limiting the foregoing, Employee shall not be entitled to any compensation for accrued but unused vacation or other paid time off upon the termination of employment with the Company.

(G)Return of Company Property. Upon termination of Employee’s employment with the Company for any reason, Employee shall deliver promptly to the Company all property of the Company in Employee’s possession, custody or control including, without limitation: keys and/or access cards; clothing; computer or system passwords; vehicles; computers and other electronic devices, including cellular telephones; and the originals or any copies of files, records and/or documents concerning or relating to the Company, whether maintained in hard copy or electronic form, and whether maintained in their original state, in abstract or summary form, including any such materials or data addressing, identifying or reflecting the Company’s business plans or strategies, marketing plans or strategies, customers, financial condition and/or performance, sales strategies or techniques, or other confidential, proprietary and/or trade secret information of the Company. Employee agrees that he will not retain, use or provide to others a copy of any Company Confidential Information or other property in any form, including electronic, abstract, or summary form, at any time following the termination of Employee’s employment with the Company.

5.Termination After Change of Control.

(A)Effect of Termination after Change of Control. Notwithstanding the provisions of Section 4, if a Change of Control of the Company occurs during the term of this Agreement and within twelve (12) months after the occurrence of the Change of Control Employee’s employment is terminated (i) by the Company, other than for Cause or by reason of Employee’s Death or Disability, or (ii) by Employee for Good Reason, Employee will be entitled to the benefits provided below:

(i)The Company shall promptly pay Employee all compensation and all expense reimbursement, allowance or other remuneration as is due and owing to Employee as of the date of termination.

(ii)The Company shall pay Employee a severance payment in an amount up to two times Employee’s then current annual base salary, which amount shall be payable as follows (except as provided in Section 10(B)): (a) the Company shall pay Employee an amount equal to Employee’s annual base salary in a single lump sum within 60 days after the date of termination, and (b) the Company shall continue to pay Employee an amount equal to Employee’s base salary according to the Company’s normal payroll schedule and policies for a period of twelve (12) months following the date of termination or until Employee enters into an employment, consulting, or other business arrangement or relationship with another person/entity, whichever date is earlier.

(iii)All unvested stock options to purchase capital stock of the Company then held by Employee shall immediately vest in full and shall be exercisable by Employee for a period of 90 days after the date of termination.

(iv)Employee shall be entitled to receive all benefits payable to Employee under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, or savings plans in which Employee was participating immediately prior to the Change of Control, which shall be in addition to, and not reduced by, any other amounts payable to Employee under this Section 5.

(B)Definition of Change of Control. For purposes of this Agreement, a “Change of Control” of the Company shall mean any of the following,

(i)The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(ii)A merger, consolidation, reorganization or similar transaction occurs in which the stockholders of the Company prior to such transaction do not continue to hold, following such transaction, a majority of the voting power of the capital stock of the surviving corporation or entity;

(iii)The sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(iv)Individuals who constitute the Board of Directors of the Company as of the Effective Date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board (or directors elected by the process set forth in this clause (iv)), shall be, for purposes of this clause (iv), considered as though he or she were a member of the Incumbent Board.

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.

(C)Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the consent of Employee:

(i)A material diminution in Employee’s Base Salary;

(ii)A material diminution in Employee’s authority, duties, or responsibilities, which would cause Employee’s position to become one of lesser responsibility, importance, or scope;

(iii)The relocation of Employee’s principal place of employment to a location more than 50 miles from Employee’s principal place of employment immediately prior to the Change of Control; or

(iv)The Company’s material breach of any provision of this Agreement;

provided, that in no event shall Employee have Good Reason to terminate employment unless Employee has given written notice to the Company of the event or circumstance constituting Good Reason within ninety (90) days of the first occurrence of such event or circumstance and the Company has failed to cure such the event or circumstance within 30 days after such notice has been delivered to the Company, and provided, further, that the Employee’s date of termination shall be no later than the date that is one year following the date of the first occurrence of an event or circumstance constituting Good Reason.

In all cases, the determination of whether Good Reason exists shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.

6.Confidential Information.

(A)Definition of Confidential Information. Employee understands and agrees that as an employee of the Company, Employee will receive, have access to, or contribute various proprietary, confidential, and/or trade secret information concerning the Company, its business operations, affairs, strategies, and clients, including, without limitation: trade secrets; customer lists, records and other information regarding customers (whether or not evidenced in writing); information regarding actual or prospective customer needs or preferences; price lists and pricing policies, financial plans, projections, records, ledgers and information; vendor profiles; purchase orders, agreements and related data; business development plans; sales, marketing and/or advertising plans or strategies; merchandising plans and strategies; research and development plans; employment records, data and policies, including information regarding the skills and abilities of Company personnel; tax or financial information; business and sales methods and operations; billing practices; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; software code, know-how, research and development; trademark, technology, technical information, and copyrighted material; plans, designs, and related know-how; and any other confidential or proprietary data and information which Employee encounters during employment with the Company, whether in written, electronic or other form (collectively referred to hereafter as “Confidential Information”).

(B)Non-Disclosure; Non-Use. Employee agrees that at all times during the period of Employee’s employment and after the termination thereof for any reason whatsoever, Employee will hold in the strictest confidence, will keep secret, and will not disclose, use, or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with Employee’s work for the Company. Employee hereby assigns to the Company any rights Employee may have or acquire in the Confidential Information and agrees that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns. Employee acknowledges and agrees that the Company’s Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Employee further understands and agrees that the confidentiality obligations set forth in this Article are continuing in nature, survive the termination of this Agreement or Employee’s employment, and restrict Employee’s activities following the termination of this Agreement or Employee’s employment.

(C)Return of Confidential Information. When Employee’s employment with the Company comes to an end for any reason, or at any other time the Company so requests, Employee will give or return to the Company all records and any compositions, articles, devices, equipment, software, programs, and other items that disclose or contain Confidential Information or any summary, abstract or derivation thereof. This includes all copies or specimens in Employee’s possession, whether prepared or made by others or Employee. Employee shall acknowledge in writing the return of all such materials, when requested to do so by the Company. Employee shall also refrain from accessing Company’s files via computer or modem when so requested by the Company.

7.Employee Non-Solicitation Agreement. Employee understands and agrees that the Company’s workforce constitutes an important and vital aspect of its business. Employee agrees that during the term of his employment by the Company, and for a period twenty-four (24) consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Company), Employee shall not, directly or indirectly, on behalf of himself or any person, firm, corporation, association or other entity, (a) solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees to terminate their employment with the Company; (b) hire or engage any of the Company’s then-current employees; or (c) otherwise encourage or induce any of the Company’s then-current employees to terminate their employment with the Company.

8.Obligations to Third Parties. Employee hereby confirms, represents and warrants that Employee is under no contractual or other legal commitments to any other person or entity that would restrict or prevent Employee’s performance of duties for the Company. Employee shall provide the Company with copies of any previous employment agreements or contracts with any of Employee’s prior employers, or confirm that he is not subject to any agreements with any other employers. If Employee possesses any proprietary information of another person or entity as a result of prior employment or relationship, Employee shall honor any legal obligation that Employee has with that person or entity with respect to such proprietary information and Employee shall not use or disseminate any such proprietary information at any time during his employment with the Company.

9.Knowing, Voluntary Agreement. Employee hereby acknowledges and states that he has read this Agreement fully and carefully; that the Agreement is written in language that is understandable to him, and that he fully appreciates the meaning of its terms; and that he enters into this Agreement freely and voluntarily. Employee has sought, or has had the opportunity to seek, independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

10.Code Section 409A.

(A)Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Agreement will be amended (as determined by the Company) to the extent necessary to comply with Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” shall have the same meaning as “separation from service” as defined in Code Section 409A.

(B)Payments Subject to Code Section 409A. If any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, then, to the extent required for compliance with Code Section 409A, all or a portion of such payments will not be paid or commence until the earliest of (i) the expiration of the six-month period measured from the date of Employee’s termination of employment with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Code Section 409A. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so delayed.

11.General.

(A)Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Employee without the prior written consent of the Company.

(B)Severability. If any provision of this Agreement is determined to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(C)Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties.

(D)No Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.

(E)Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Oregon, without regard to conflicts of laws principles thereof.

(F)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GROW CONDOS, INC.

By: ____________________________	Date: ____________
Wayne A. Zallen
Chief Executive Officer

________________________________	Date: ____________
Joann Z. Cleckner